Contact: Barrier Therapeutics, Inc. Anne M. VanLent 609-945-1202

Rx Communications Group, LLC
Rhonda Chiger (Investors)
917-322-2569
Pete Holmberg (Media)
917-322-2164

BARRIER THERAPEUTICS ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

Princeton, NJ, May 13, 2004 – Barrier Therapeutics, Inc. (NASDAQ:BTRX), a biopharmaceutical company developing products in the field of dermatology, today announced its financial results for the first quarter ended March 31, 2004.

Total revenues for the first quarter of 2004 were $181,000, representing income from the Company’s research grant from a Belgian government agency which commenced in the third quarter of 2003. The Company had no revenues in the first quarter of 2003.

Net loss for the first quarter of 2004 was $7.5 million, as compared to a net loss of $4.1 million for the first quarter of 2003. The net loss attributable to common stockholders, which includes the charge for accretion of preferred stock redemption value, was $10.9 million, or $22.62 loss per share, for the first quarter of 2004, as compared to $5.5 million, or $24.60 loss per share, for the first quarter of 2003.

Research and development expenses for the first quarter of 2004 were $5.5 million, as compared to $3.6 million for the first quarter of 2003. Internal costs related to research and development, primarily personnel and related costs, were $1.8 million in the quarter, as compared to $787,000 in the corresponding period in 2003. Aggregate spending related to the Company’s four Phase III product candidates: Zimycan™, Sebazole™, Hyphanox™ and Liarozole remained relatively constant for the two periods. Initial development expenses of $601,000 were incurred for its earlier stage clinical product candidates which include Rambazole™, Azoline, Hivenyl™ and Atopik, as well as two products in reformulation.

Sales and marketing expenses for the quarter were $744,000, consisting primarily of personnel costs and marketing research expenses in preparation for the commercial launch of Barrier’s pipeline of product candidates. No sales and marketing expenses were recognized during the first quarter of 2003.

General and administrative expenses increased from $619,000 in the first quarter of 2003 to $1.6 million in the quarter ended March 31, 2004. Costs related to personnel represented approximately $600,000 of the increase, as the Company expanded its operations.

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Barrier Therapeutics Announces First Quarter 2004 Financial Results

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At March 31, 2004, the Company had $46.6 million of cash, cash equivalents and marketable securities, as compared to $53.8 million as of December 31, 2003. On May 4, 2004, the Company completed its initial public offering of 5,000,000 shares of the Company’s common stock, resulting in proceeds of approximately $68.0 million, net of underwriting fees and related expenses.

About Barrier Therapeutics, Inc.

Barrier Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of pharmaceutical products in the field of dermatology. The Company has eight product candidates in various stages of clinical development. The four most advanced product candidates, which are in or entering Phase III clinical trials, are under development for the treatment of seborrheic dermatitis, Candida-associated diaper dermatitis, fungal infections, including vaginal candidiasis, and congenital ichthyosis. Barrier has product candidates in earlier stages of clinical development for the treatment of acne, psoriasis, fungal infections, allergies and dermatitis. The Company is headquartered in Princeton, New Jersey and has a wholly-owned subsidiary in Geel, Belgium. Web site: www.barriertherapeutics.com

(Tables Follow)

Barrier Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(All amounts in thousands, except per share amounts)
(unaudited)

	Three months ended March 31,
	2003	2004
Grant revenue	$—	$181
Operating expenses:
Research and development	3,562	5,531
Sales and marketing	—	744
General and administrative	619	1,595

Total operating expenses	4,181	7,870

Loss from operations	(4,181)	(7,689)
Interest income, net	77	165

Net loss	(4,104)	(7,524)
Preferred stock accretion	(1,370)	(3,418)

Net loss attributable to common stockholders	$(5,474)	$(10,942)

Basic and diluted net loss attributable to common stockholders per share	$(24.60)	$(22.62)
Weighted average shares outstanding — basic and diluted	222,500	483,743

The Company effected a one-for-two reverse stock split just prior to the Company’s initial public offering. All references to common stock, common shares outstanding, average number of common shares outstanding and per share amounts reflect the one-for-two reverse stock split on a retroactive basis.

Selected Balance Sheet Data
(in thousands)

	December 31,	March 31,
	2003	2004
		(unaudited)
Cash and cash equivalents	$11,472	$9,873
Marketable securities	42,305	36,762

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